Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-57374, No. 333-73394, No. 333-104287, No. 333-107066, No. 333 142354, No. 333 150647, No. 333 157787, No. 333 164921, No. 333 168106, No. 333 175926, No. 333 199881, No. 333 215089, No. 333-222089, No. 333-225367, No. 333-227966 and No. 333-233053) and Form S-3 (No. 333 227353) of our report dated March 3, 2020 relating to the consolidated financial statements and financial statement schedule of VIVUS, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern), which appears in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California

March 3, 2020